Exhibit (10)

                         OWENS-CORNING
                 1995 CORPORATE INCENTIVE PLAN
                    GENERAL TERMS - OFFICERS



I.   PURPOSE

     The Plan's purpose is to provide an opportunity for eligible employees to earn incentive compensation in addition to their base salary as a result of attainment of Company Performance Objectives and as a result of their Business Unit contribution. Participation in the Plan provides the opportunity, not the certainty, of receiving an incentive compensation award. If a Business Unit earns an incentive fund, individual payouts are based on levels of contribution, as determined by management.

II.  PARTICIPATION IN THE PLAN

     A. Participants are selected based upon criteria established from time to time upon the recommendation of Business Unit
          Management.

     B. Participants will be advised of their incentive opportunity in terms of their Participating Salary (PS), expressed as a percentage of actual base earnings.

     C. If the employment of any participant terminates because of job elimination, retirement, disability, death, sale of a business unit or establishment of a joint venture during a Plan year, the incentive compensation payable to the participant or the participant's estate will be adjusted, pro-rata, for the period of time during the Plan year the participant actually worked.

     D. Employees who become participants in the Plan after the year has begun will have their Participating Salary (PS) adjusted, pro-rata, for the portion of the period that they participate.

     E. Participants who change Business Units during the plan year will have their incentive payment determined by management of each Business Unit in proportion to the time served in each Business Unit.

     F. A Participant whose employment terminates either voluntarily or involuntarily (excluding job elimination, retirement, disability, death, sale of a business unit or establishment of a joint venture) prior to the end of the Plan shall not be entitled to any incentive compensation for the period covered by the Plan.

     G. Participation in the Plan does not affect the duration of a participant's employment, which remains "employment at will". Either the participant or the Company may terminate employment at any time.

III. INCENTIVE COMPENSATION FUND

     A. An Incentive Compensation Fund (the "Fund") will be created based upon achievement of the Performance Objectives. Each measure funds the pool separately, so it is possible to have the pool funded by only one or two measures.

     B. The Fund has no maximum limit, although only 100% of aggregate Participating Salaries may be paid as incentive compensation for the year. Any excess, or any portion of the Fund not awarded, will carry over to future years.

     C. The Compensation Committee may increase or decrease the total amount of incentive compensation earned to account for exceptional events that affect the Performance Objectives.

IV.  PERFORMANCE OBJECTIVES

     The Performance Objectives for 1995 are Earnings Per Share (60% weighting), Cash Flow (30% weighting), and Sales (10% weighting). Charts for each of these Performance Objectives are attached. The Company's financial records are used to measure achievement of Performance Objectives.

V.   PAYMENT OF INCENTIVE COMPENSATION

     The amount of the whole Fund for all Plan Participants is determined by the Compensation Committee of the Board of Directors, while the portion of the Fund to be allocated to each Business Unit is determined by Management. Management determines individual incentive payouts as soon as possible following determination of the Incentive Compensation Fund. The actual incentives awarded are paid to partici-pants in cash as soon thereafter as possible, less any required withholdings. However, Participants who have not yet met their stock ownership targets will receive 25% of their net incentive payment in the form of the company's common stock.

VI.  CHANGE OF CONTROL

     In the event of a Change of Control of Owens-Corning Fiberglas during a Plan year, incentive awards shall be paid at the higher of:

          -    one half of Participating Salary;

          - projected performance for the year, determined at the time the Change of Control occurs.

VII. GENERAL PROVISIONS

     The Company may amend, modify, or terminate this Plan at any time and will determine whether or not a Plan will be established for future years, and the terms of any future plan. A termination or modification shall only become effective 30 days after written notice thereof is given to each participant. Each participant shall be eligible to receive the incentive compensation to which he/she would have been otherwise entitled but for such termination or modifica-tion, pro-rata for the period of the plan year prior to the termination or modification.